As filed with the Securities and Exchange Commission on November 5, 2010.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE FRESH MARKET, INC.

(Exact name of registrant as specified in its charter)

North Carolina (prior to reincorporation) Delaware (after reincorporation)	56-1311233
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

628 Green Valley Road, Suite 500

Greensboro, North Carolina 27408

(336) 272-1338

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

THE FRESH MARKET, INC. 2010 OMNIBUS INCENTIVE COMPENSATION PLAN

THE FRESH MARKET, INC. EMPLOYEE STOCK PURCHASE PLAN

THE FRESH MARKET DEFERRED COMPENSATION PLAN AMENDED AND RESTATED

EFFECTIVE MARCH 1, 2010

(Full titles of the plans)

Ms. Lisa Klinger

Executive Vice President and Chief Financial Officer

The Fresh Market, Inc.

628 Green Valley Road, Suite 500

Greensboro, North Carolina 27408

(336) 272-1338

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Craig F. Arcella

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019-7475

(212) 474-1000

Fax: (212) 474-3700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share, to be issued under The Fresh Market, Inc. 2010 Omnibus Incentive Compensation Plan	3,500,000 (2)	$20.00 (5)	$70,000,000 (5)	$4,991.00
Common Stock, $0.01 par value per share, to be issued under The Fresh Market, Inc. Employee Stock Purchase Plan	1,000,000 (3)	$20.00 (5)	$20,000,000 (5)	$1,426.00
Deferred Compensation Obligations, to be issued under The Fresh Market Deferred Compensation Plan Amended and Restated Effective March 1, 2010	$10,000,000 (4)	100%	$10,000,000	$713.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of Common Stock which may become issuable by reason of any stock split, stock dividend or other similar transaction which results in an increase in the number of the Registrant’s shares of outstanding Common Stock. Also pursuant to Rule 416 under the Securities Act, this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to The Fresh Market, Inc. Employee Stock Purchase Plan.
(2)	Represents the authorized number of shares of Common Stock as to which equity-based compensation may be granted under The Fresh Market, Inc. 2010 Omnibus Incentive Compensation Plan.
(3)	Represents the authorized number of shares of Common Stock as to which equity-based compensation may be granted under The Fresh Market, Inc. Employee Stock Purchase Plan.
(4)	The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with The Fresh Market Deferred Compensation Plan Amended and Restated Effective March 1, 2010 (the “Deferred Compensation Plan”).
(5)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) under the Securities Act based on the high end of the range of estimated initial public offering prices of the Registrant’s Common Stock as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on October 25, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.	PLAN INFORMATION.

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by The Fresh Market, Inc. (the “Registrant”), pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	the Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act filed on November 5, 2010, in connection with the Registrant’s Registration Statement on Form S-1 filed on May 3, 2010, as amended (File No. 333-166473), in which there is set forth the audited financial statements for the Registrant’s fiscal year ended December 31, 2009; and

(b)	the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-1 filed on May 3, 2010, as amended (File No. 333-166473), which description is incorporated by reference into the Form 8-A/A filed with the Commission on November 4, 2010, pursuant to the Exchange Act, and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

The Deferred Compensation Plan allows certain designated employees to defer a portion of their compensation, including base salary, bonus, commissions and other cash- and equity-based compensation, on a tax-deferred basis. Participating employees will receive matching contributions from the Registrant on deferrals to the Deferred Compensation Plan to the extent the Registrant would have matched such deferrals had they been made to the Registrant’s 401(k) plan, subject to the 401(k) maximum contribution limits but without regard to any limitations imposed by discrimination testing rules, whether or not the employee participates or is eligible to participate in the 401(k) plan. In addition, participants may receive discretionary contributions from the Registrant. The Registrant intends that the Deferred Compensation Plan will at all times be maintained on an unfunded basis for Federal income tax purposes under the Internal Revenue Code and administered as a nonqualified “top-hat” plan exempt from the substantive requirements of the Employee Retirement Income Security Act of 1974.

Participants’ accounts under the Deferred Compensation Plan are credited in accordance with the deemed investment options elected by the participant. The rate of return, positive or negative, credited under each deemed investment option is based on the actual investment performance of the applicable investment funds, reflecting the net earnings, gains, losses, expenses, appreciation and depreciation associated with the investment option. Participants are immediately vested in all contributions to the Deferred Compensation Plan, except that (i) the Registrant’s discretionary contributions will vest according to a schedule established by the plan administrator and (ii) any unvested compensation is not deemed to be contributed to the participant’s account until such compensation vests.

The obligations of the Registrant under the Deferred Compensation Plan are general unsecured obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the plan, and participants will have the status of general unsecured creditors of the Registrant. Benefits are payable out of the general assets of the Registrant; however, the Board of Directors of the Registrant may, but is not required to, authorize the establishment of a trust to serve as a funding vehicle for the Registrant’s obligations under the Deferred Compensation Plan. Even if such a trust is established, however, the obligations will remain general unsecured obligations of the Registrant and participants will not have rights to any specific assets of the Registrant. No trust has heretofore been created or trustee appointed to take action with respect to the obligations and each participant will be responsible for enforcing his or her own rights with respect to the obligations.

The deferred compensation obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each participant, except in the event of (i) the termination of the participant’s employment, (ii) the participant’s death or (iii) at the participant’s request, an unforeseeable emergency, as described in the plan. The plan administrator, in its discretion, may accelerate the time or form of payment or delay the time of payment provided that such action is consistent with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (“Section 409A”). The obligations are not convertible into another security of the Registrant. The obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. Except as expressly provided in the Deferred Compensation Plan, no participant may transfer (other than by will or the laws of descent and distribution), alienate or otherwise encumber the participant’s interests. The Registrant may assign any or all of its liabilities under the Deferred Compensation Plan in connection with any restructuring, recapitalization, sale of assets or other similar transaction. There is no trading market for the deferred compensation obligations.

The Registrant reserves the right to amend or terminate the Deferred Compensation Plan at any time, except that no such amendment or termination may adversely affect the rights of the participants to the balance of their deferred compensation accounts as of the date of such amendment or termination. However, the plan administrator may expunge any provision of the Deferred Compensation Plan or any underlying agreement that would result in taxation under Section 409A. If the Deferred Compensation Plan is terminated, participants will be entitled to a distribution of their benefits in a single lump sum payment, to the extent consistent with Section 409A. If the Registrant or one of its affiliates terminates its participation in the Deferred Compensation Plan but the plan is not terminated, the benefits of affected employees will be paid at the regularly scheduled payment dates.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Our amended and restated bylaws provide for the indemnification of officers and directors of the corporation consistent with Section 145 of the DGCL.

We expect to enter into indemnification agreements with our directors. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (i) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification payments that we may make to such directors and officers.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

None.

ITEM 8.	EXHIBITS.

Exhibit Number	Description

4.1	Certificate of Incorporation of The Fresh Market, Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-166473 ) filed on August 16, 2010).

4.2	Amended and Restated Bylaws of The Fresh Market, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-166473 ) filed on June 23, 2010).

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-166473 ) filed on June 23, 2010).

4.4	The Fresh Market, Inc. 2010 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.10 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-166473 ) filed on October 18, 2010).

4.5	The Fresh Market, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.11 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-166473 ) filed on October 18, 2010).

4.6	The Fresh Market Deferred Compensation Plan Amended and Restated Effective March 1, 2010 (incorporated by reference to Exhibit 10.8 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-166473 ) filed on June 4, 2010).

5.1	Opinion of Cravath, Swaine & Moore LLP.

5.2	Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Grant Thornton LLP.

23.3	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 5.1).

23.4	Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P (contained in Exhibit 5.2).

24.1	Powers of Attorney (included in signature page to Registration Statement filed on November 5, 2010).

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

b.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.; and

c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greensboro, state of North Carolina, on the 5th day of November, 2010.

THE FRESH MARKET, INC.

By:	/s/ Craig Carlock
Name:	Craig Carlock
Title:	Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned directors and officers of The Fresh Market, Inc., do hereby constitute and appoint Craig Carlock and Lisa Klinger, or any of them, our true and lawful attorneys and agents, with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm any and all acts that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 5th day of November, 2010.

Signature	Title

/s/ Craig Carlock Craig Carlock	Chief Executive Officer (Principal Executive Officer)

/s/ Lisa Klinger Lisa Klinger	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Ray Berry Ray Berry	Chairman of the Board of Directors

/s/ Brett Berry Brett Berry	Director

/s/ Michael Barry Michael Barry	Director

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer The Fresh Market, Inc. Employee Stock Purchase Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greensboro, state of North Carolina, on the 5th day of November, 2010.

THE FRESH MARKET, INC. EMPLOYEE STOCK PURCHASE PLAN

By:	/s/ Lisa Klinger
Name:	Lisa Klinger
Title:	Administrator

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Incorporation of The Fresh Market, Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-166473 ) filed on August 16, 2010).

4.2	Amended and Restated Bylaws of The Fresh Market, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-166473 ) filed on June 23, 2010).

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-166473 ) filed on June 23, 2010).

4.4	The Fresh Market, Inc. 2010 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.10 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-166473 ) filed on October 18, 2010).

4.5	The Fresh Market, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.11 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-166473 ) filed on October 18, 2010).

4.6	The Fresh Market Deferred Compensation Plan Amended and Restated Effective March 1, 2010 (incorporated by reference to Exhibit 10.8 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-166473 ) filed on June 4, 2010).

5.1	Opinion of Cravath, Swaine & Moore LLP.

5.2	Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Grant Thornton LLP.

23.3	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 5.1).

23.4	Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P (contained in Exhibit 5.2).

24.1	Powers of Attorney (included in signature page to Registration Statement filed on November 5, 2010).